EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-53992, 333-87110 and 333-102483 on Form S-3 and Registration Statement Nos. 333-91414, 333-66256, 333-43252, 333-79447, 333-69919, 333-32297, 333-12913,
033-92436, 033-92470, 033-85366, 033-66186 and 033-54674 on Form S-8 of Ligand
Pharmaceuticals Incorporated, of our report dated February 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), appearing in this Annual Report on Form 10-K of Ligand Pharmaceuticals Incorporated for the year ended December 31, 2002.

/S/DELOITTE & TOUCHE LLP


San Diego, California
March 21, 2003